Exhibit 99.1


Versata Reports First Quarter Financial Results


    OAKLAND, Calif.--(BUSINESS WIRE)--March 4, 2004--Versata, Inc. (Nasdaq:VATA), a provider of software and services that automate the development and ongoing management of data-intensive applications, today reported its financial results for the fiscal first quarter, ended January 31, 2004.
    Total revenue increased to $3.4 million, up 16 percent from $3 million in the fourth quarter of fiscal 2003. Software license revenue was the primary contributor to the sequential gain, rising to $1.2 million, 58 percent higher than the fourth quarter. Year-over-year revenue was lower by 33 percent, from $5.1 million. Gross margin improved to 65 percent, up from 57 percent in the prior quarter, reflecting the increase in quarter-over-quarter license revenue.
    Versata's quarterly net loss improved sequentially by 49 percent on a GAAP basis and 25 percent on a non-GAAP basis (excluding expenses for: stock-based compensation, amortization of intangibles and restructuring and other.) GAAP net loss was $2.4 million, or $0.30 per share, compared with $4.7 million, or $0.61 per share, last quarter. Non-GAAP net loss was $1.6 million, or $0.20 per share, compared with $2.1 million, or $0.28 per share, the quarter before. On a year-over-year basis, GAAP net loss increased from the same quarter a year ago, from $1.2 million, or $0.16 per share. Non-GAAP net loss also increased from the same quarter a year ago, from $201,000, or $0.03 a share.
    Versata ended the quarter with $11.5 million in cash and short-term investments.
    "These results are encouraging, but we need to continue our focus on expense management and revenue growth," said Alan Baratz, CEO and President of Versata.

    License revenue

    Versata saw seven customers expand their use of the Versata platform by purchasing new software licenses in the fiscal first quarter. Examples include British Telecommunications, IBM, and Cap Gemini.

    In addition, some important new customers licensed Versata's suite, including:

    -- Cendant, which is one of the foremost providers of travel and real estate services in the world. Cendant is replacing a legacy system for booking timeshare properties with a J2EE service based on the Versata platform.

    -- Costaisa, which is a subsidiary of one of Spain's largest insurance companies. Costaisa is moving its healthcare portfolio management system from a mainframe environment to J2EE and the Web.

    Building a world-class team

    In November, Versata began a companywide restructuring program, which is proceeding according to plan. However, the company continues to search for world-class talent to further strengthen its team, and has hired Linda Giampa as Vice President of Worldwide Field Operations. Giampa has more than 18 years of experience working in the enterprise software industry in a number of executive roles. She is tasked with finding additional ways to grow Versata's business and will report directly to the CEO.

    Positioning for growth

    Versata is also today announcing several initiatives that are designed to boost growth. These include a new software package for small-to-medium sized businesses, enhancements that will bring the Versata Logic Suite to the IBM iSeries server, and innovations to the core Versata application development platform, such as advanced object-oriented characteristics for simplifying highly complex application development.
    Versata also reported that it is making good progress towards introducing a solution for master data management. When introduced, the solution will bring to life the company's vision for a unified platform that helps overcome the challenges inherent with silos of dispersed, inconsistent master data. Versata said it plans to introduce its master data management solution to the financial services industry first.
    Commenting on the strategy, Baratz continued: "Our growth initiatives are designed to engage a whole new range of customers. At the lower end, this includes the smaller businesses that are seeking to reduce the barriers to J2EE development. At the high end, our solution for master data management will help businesses establish data consistency across their enterprises so they can best serve their customers and meet regulatory requirements without delay."

    Non-GAAP Financial Measures (Regulation G)

    Versata uses both GAAP and non-GAAP financial measures to report its financial results. Management believes that these non-GAAP financial measures provide an additional tool for investors to evaluate on-going operating results and trends excluding certain items. Versata has historically included non-GAAP financial measures when reporting to the investment community and therefore believes the inclusion of certain non-GAAP financial measures provides consistency and comparability with past financial reports. However, non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The non-GAAP financial measures used within our earnings press release exclude expenses for: stock-based compensation, amortization of intangibles and restructuring and other. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure as provided in the financial tables attached.

    Quarterly Conference Call

    Versata will host its quarterly conference call, open to all interested parties, at 2:00 p.m. Pacific Time, 5:00 p.m. Eastern Time, on Thursday, March 4, 2004. The call will be available over the Internet at www.versata.com.

    About Versata

    Versata provides solutions for automating and simplifying the building, maintenance and ongoing evolution of large, complex, data-intensive enterprise applications. These applications typically access multiple data sources, incorporate multiple database tables and user interfaces, execute very complex business transactions and support thousands of users. The Versata solution effectively and efficiently replaces time intensive hand-coding efforts with simple, intuitive business rules and graphical process flow specification.
    Versata Global 2000 customers include American Management Systems, British Telecommunications, J.P. Morgan Chase & Co., Meridian Health Care Management and Union Bank of California. For more information, please visit www.versata.com or call 800-984-7638.

    This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. Forward-looking statements in this release include, statements regarding the Company's expectations, beliefs, hopes, intentions or strategies including without limitation; continuing to focus on expense management and revenue growth; continuing to search for world-class talent to further strengthen the team; growing the business; introducing new solutions to the market; and Company's expected date and time for announcing the results for the fiscal first quarter ended January 31, 2004. These statements are not guarantees of future performance and actual results could differ materially from Company's current expectations. Factors that could cause or contribute to such differences include, but are not limited to: inability to successfully preserve cash; inability to grow the business; inability to succeed with the Company's new initiatives and solutions; inability to increase revenue; unforeseen technical difficulties with the new solutions; market acceptance of the Company's value proposition and product initiatives; inability to attract and retain key employees; and date and/or time for the announcement changing due to unforeseen factors and other risks detailed in the Company's Annual Report filed on Form 10-K, registration statement and periodic reports filed with the Securities and Exchange Commission. As a result, actual results may vary, perhaps materially, from those contained in the forward-looking statements. All forward looking statements included in this press release are based upon information available to the Company as of the date hereof, and the Company does not assume any obligation to update such statements or the reasons why actual results could differ materially from those projected in such statements.

    Versata is a registered trademark of Versata, Inc.




                             VERSATA, INC.
     CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND NET LOSS
                 (In thousands, except per share data)

                                              Quarter Ended
                                    Jan. 31,      Oct 31,     Jan. 31,
                                      2004         2003         2003
                                    -------      -------      -------
                                 (Unaudited)  (Unaudited)  (Unaudited)
Revenue:
 Software license                  $ 1,223      $   774      $ 2,708
 Maintenance and Support             1,437        1,341        1,371
 Professional Services                 756          838        1,021
                                    -------      -------      -------
  Total revenue                      3,416        2,953        5,100
                                    -------      -------      -------

Cost of revenue:
 Software license                       66           18           48
 Maintenance and Support               398          455          364
 Professional Services                 730          810          980
                                    -------      -------      -------
  Total cost of revenue              1,194        1,283        1,392
                                    -------      -------      -------

                                    -------      -------      -------
Gross profit                         2,222        1,670        3,708
                                    -------      -------      -------

Operating expense:
 Sales and marketing                 1,500        1,171        1,607
 Product development                 1,231        1,382        1,447
 General and administrative          1,074        1,247          818
Stock-based compensation               123          268          173
Amortization of intangibles              -          500          473
Restructuring and other                670        1,773          323
                                    -------      -------      -------
  Total operating expense            4,598        6,341        4,841
                                    -------      -------      -------

Loss from operations                (2,376)      (4,671)      (1,133)
Interest income, net                    22           51           81
Other non-operating, net               (28)         (50)        (118)
                                    -------      -------      -------
Loss before provision for taxes     (2,382)      (4,670)      (1,170)
Provision for taxes                      -            -            -
                                    -------      -------      -------
Net loss                           $(2,382)     $(4,670)     $(1,170)
                                    =======      =======      =======

Basic and diluted net loss
 per share                         $ (0.30)     $ (0.61)     $ (0.16)

Weighted-average common shares
 outstanding                         7,908        7,679        7,244
                                    =======      =======      =======

Non-GAAP net loss:
 Net loss                          $(2,382)     $(4,670)     $(1,170)
 Add:
  Stock-based compensation             123          268          173
  Amortization of intangibles            -          500          473
  Restructuring and other              670        1,773          323
                                    -------      -------      -------
 Non-GAAP net loss                 $(1,589)     $(2,129)     $  (201)
                                    =======      =======      =======

Basic and diluted non-GAAP net
 loss per share                    $ (0.20)     $ (0.28)     $ (0.03)



                             VERSATA, INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)

                                              January 31,  October 31,
                                                   2004        2003
                                                  -------     -------
                                              (Unaudited)
ASSETS
Current assets:
 Cash and cash equivalents                       $ 6,895     $ 8,089
 Short-term investments                            4,601       5,693
 Accounts receivable, net                          3,094       1,917
 Unbilled receivables                                  -           -
 Prepaid expenses and other                          337         411
                                                  -------     -------
  Total current assets                            14,927      16,110
                                                  -------     -------

Restricted cash                                    4,781       4,781
Property and equipment, net                        1,898       2,098
Intangibles, net                                       -           2
Other assets                                         140         129
                                                  -------     -------
  Total assets                                   $21,746     $23,120
                                                  =======     =======



LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable                                $   809     $   346
 Accrued liabilities                               2,344       2,230
 Current portion of accrued restructuring
  and other                                        1,992       1,862
 Current portion of deferred revenue               4,162       3,897
 Current portion of long term debt                     -           -
                                                  -------     -------
  Total current liabilities                        9,307       8,335
                                                  -------     -------

Accrued restructuring and other, less
 current portion                                   3,765       4,005
Deferred revenue, less current portion             1,205         934
Long term debt, less current portion                   -           -
                                                  -------     -------
  Total liabilities                               14,277      13,274
                                                  -------     -------

                                                  -------     -------
Stockholders' equity                               7,469       9,846
                                                  -------     -------

                                                  -------     -------
  Total liabilities & stockholder's equity       $21,746     $23,120
                                                  =======     =======





    CONTACT: Versata, Inc.
             Shannon Lynd, 510-628-1143